Exhibit 10.2

THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This Third Amendment to Amended and Restated Credit Agreement (the “Amendment”), is made this 27th day of December, 2013 among CROCS, INC., a corporation organized under the laws of the State of Delaware (“Crocs”), CROCS RETAIL, INC., a corporation organized under the laws of the State of Colorado (“Retail”), OCEAN MINDED, INC., a corporation organized under the laws of the State of Colorado (“Ocean”), JIBBITZ, LLC, a limited liability company organized under the laws of the State of Colorado (“Jibbitz”), BITE, INC., a corporation organized under the laws of the State of Colorado (“Bite”, together with Crocs, Retail, Ocean, Jibbitz and each other Person joined as a borrower from time to time to the Credit Agreement (as defined below), collectively “Borrowers” and each a “Borrower”), the financial institutions which are now party to the Credit Agreement as lenders and who execute this Amendment (collectively, the “Consenting Lenders” and each individually a “Consenting Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Administrative Agent”).

BACKGROUND

A. On December 16, 2011, Borrowers, Lenders and Administrative Agent entered into, inter alia, that certain Amended and Restated Credit Agreement (as same has been or may hereafter be amended, modified, renewed, extended, restated or supplemented from time to time, including without limitation as amended by that certain First Amendment to Amended and Restated Credit Agreement by and among the parties hereto dated as of December 10, 2012 and that certain Second Amendment to Amended and Restated Credit Agreement by and among the parties hereto dated as of June 12, 2013, the “Credit Agreement”) to reflect certain financing arrangements among the parties thereto. The Credit Agreement and all other documents executed in connection therewith to the date hereof are collectively referred to as the “Existing Financing Agreements”. All capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Credit Agreement, as amended hereby.

B. Borrowers have requested and Administrative Agent and Consenting Lenders have agreed to modify certain terms and provisions of the Credit Agreement on the terms and subject to the conditions contained in this Amendment.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendments to Credit Agreement.

(a) Definitions. Upon the Effective Date, the definitions of “Consolidated EBITDAR”, “Fixed Charges” and “Leverage Ratio” in Section 1.1 of the Credit Agreement shall be amended and restated in their entirety as follows:

Consolidated EBITDAR shall mean for any period the sum of (i) net income (or loss) of Borrowers on a Consolidated Basis for such period (excluding, in each case to the extent incurred or charged during the applicable period: (w) one-time non-cash charges with the consent of

Administrative Agent in the aggregate not to exceed $25,000,000 for such period and non-cash share based compensation expenses, (x) any transaction costs associated with the Preferred Stock Issuance in an amount not to exceed $30,000,000 in the aggregate to the extent paid within 180 days of the closing of the Preferred Stock Issuance, and (y) cash and non-cash charges incurred in connection with store closings, including without limitation charges for inventory obsolescence or other corporate restructuring activities or contingent liabilities, in an amount not to exceed $25,000,000 in the aggregate or $10,000,000 with respect to cash charges), plus (ii) all interest expense of Borrowers on a Consolidated Basis for such period, plus (iii) all charges against income of Borrowers on a Consolidated Basis for such period for federal, state and local taxes, plus (iv) depreciation expenses for such period, plus (v) amortization expenses for such period, plus (vi) Borrowers’ aggregate Rental Expenses for such period.

Fixed Charges shall mean for any period of determination the sum of cash interest expense, cash income taxes, scheduled principal installments on Indebtedness (as adjusted for prepayments), Capital Expenditures and payments under Capitalized Leases, Rental Expenses and cash dividends and distributions (including tax distributions) when actually paid, in each case, of the Borrowers on a Consolidated Basis; provided however that to the extent paid in the applicable testing period, Fixed Charges shall not include any payments made in connection with a tax settlement with the Canadian tax authorities in an amount not to exceed $10,000,000 in the aggregate.

Leverage Ratio shall mean, as of any date of determination, the ratio of (A) consolidated Indebtedness of Borrowers and its Subsidiaries on such date plus the product of Borrowers’ Rental Expenses for the four (4) most recently ended fiscal quarters (or the four fiscal quarters ending on the date of determination if such date is the last day of a fiscal quarter) multiplied by six (6), to (B) Consolidated EBITDAR of the Borrowers and its Subsidiaries for the four (4) most recently ended fiscal quarters (or the four fiscal quarters ending on the date of determination if such date is the last day of a fiscal quarter).

(b) Definitions. Upon the Effective Date, the following definition of “Preferred Stock Issuance” and “Third Amendment Date” shall be added to Section 1.1 of the Credit Agreement in the appropriate alphabetical sequence:

Preferred Stock Issuance shall mean the issuance by Crocs of preferred equity interests in an amount not to exceed $200,000,000 during the fiscal quarter ending December 31, 2013 or ending March 31, 2014.

Third Amendment Date shall mean December 27, 2013.

(c) Section 8.2.5 Dividends and Related Distributions Upon the Effective Date, Section 8.2.5 of the Credit Agreement shall be amended and restated in its entirety as follows:

8.2.5 Dividends and Related Distributions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests, except:

(i) dividends or other distributions payable (A) from any Loan Party to another Loan Party, (B) from any Foreign Subsidiary to any Loan Party or any of its Subsidiaries and (C) from any Subsidiary of a Loan Party to any Loan Party;

(ii) any purchase, redemption or retirement in connection with a transaction permitted by Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions];

(iii) any purchase, redemption or retirement of equity interests of any Borrower so long as (A) the amount of such purchases, redemptions or retirements does not exceed $50,000,000 in any fiscal quarter or $150,000,000 in any fiscal year; provided that for the period commencing December 1, 2013 through and including March 31, 2014 Borrowers may make purchases, redemptions or retirements in an amount not to exceed $100,000,000 subject to the foregoing fiscal year limitation and the other conditions contained herein, and (B) at the time of and after giving Pro Forma effect to such purchase, redemption or retirement, (I) no Potential Default or Event of Default has occurred and is continuing or would occur, and (II) the difference between the Revolving Facility Usage and the aggregate Revolving Credit Commitments is not less than $25,000,000;

(iv) exclusive of any purchases, redemptions or retirements made pursuant to clause (iii) above, any purchase, redemption or retirement of equity interests of Crocs made at any time with proceeds of the Preferred Stock Issuance; and

(v) (i) regularly scheduled quarterly dividends to the holders of the preferred stock issued pursuant to the Preferred Stock Issuance in substantially the form of the Certificate of Designations of Series A Convertible Preferred Stock delivered to Agent on the Third Amendment Date, in an amount not to exceed 6% per annum, and (ii) in the event Borrowers fail to pay the regularly scheduled quarterly dividends referenced in clause (v)(i) above, regularly scheduled quarterly dividends to the holders of the preferred stock issued pursuant to the Preferred Stock Issuance in substantially the form of the Certificate of Designations of Series A Convertible Preferred Stock delivered to Agent on the Third Amendment Date, at a default or penalty rate in an amount not to exceed 8% per annum, so long as, in each case, at the time of and after giving Pro Forma effect to the making of such dividend no Potential Default or Event of Default has occurred and is continuing or would occur

(d) Section 8.2.15 Maximum Leverage Ratio. Upon the Effective Date, Section 8.2.15 of the Credit Agreement shall be amended and restated in its entirety as follows:

8.2.15 Maximum Leverage Ratio. The Loan Parties shall not at any time permit the Leverage Ratio to be greater than 3.25 to 1.00.

Section 2. Reserved.

Section 3. Acknowledgment of Guarantors. By execution of this Amendment, each Guarantor hereby covenants and agrees that each of the Amended and Restated Guaranty and Suretyship Agreements dated December 16, 2011 shall remain in full force and effect and shall continue to cover the existing and future Obligations of Borrowers to Administrative Agent and Lenders under the Credit Agreement.

Section 4. Conditions Precedent. This Amendment shall be effective upon (the “Effective Date”):

(a) Administrative Agent’s receipt of this Amendment fully executed by the Borrowers, the Guarantors, Administrative Agent and Consenting Lenders; and

(b) Administrative Agent shall have received a non refundable amendment fee in the amount of $100,000, which fee shall be fully earned upon execution hereof and payable pro rata to all Consenting Lenders who consent to this Amendment in accordance with such Consenting Lender’s Commitment percentage.

Section 5. Representations and Warranties. Each Borrower:

(a) reaffirms all representations and warranties made to Administrative Agent and Lenders under the Credit Agreement and all of the other Existing Financing Agreements and confirms that all are true and correct in all material respects as of the date hereof (except to the extent any such representations and warranties specifically relate to a specific date, in which case such representations and warranties were true and correct in all material respects on and as of such other specific date);

(b) reaffirms all of the covenants contained in the Credit Agreement, covenants to abide thereby until satisfaction in full of the Obligations and termination of the Credit Agreement;

(c) represents and warrants to the Administrative Agent and the Lenders that no Potential Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements;

(d) represents and warrants to the Administrative Agent and the Lenders that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary limited liability company or corporate action, as applicable, and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its certificate of incorporation or formation, operating agreement, bylaws, or other formation documents, as applicable, or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(e) represents and warrants to the Administrative Agent and the Lenders that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

Section 6. General Provisions.

(a) Payment of Expenses. Borrowers shall pay or reimburse Administrative Agent and Lenders for their reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

(b) Reaffirmation of Credit Agreement. Except as modified by the terms hereof, all of the terms and conditions of the Credit Agreement, as amended, and all of the other Existing Financing Agreements are hereby reaffirmed and shall continue in full force and effect as therein written.

(c) Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(d) Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(e) Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(f) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.

(g) Counterparts. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission or PDF shall be deemed to be an original signature hereto.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

BORROWERS:

CROCS, INC.

By:	/s/ Jeffrey J. Lasher
Name:	Jeffrey J. Lasher
Title:	Chief Financial Officer

CROCS RETAIL, INC.

By:	/s/ Jeffrey J. Lasher
Name:	Jeffrey J. Lasher
Title:	Chief Financial Officer

OCEAN MINDED, INC.

By:	/s/ Jeffrey J. Lasher
Name:	Jeffrey J. Lasher
Title:	Chief Financial Officer

JIBBITZ, LLC

By:	/s/ Jeffrey J. Lasher
Name:	Jeffrey J. Lasher
Title:	Manager

BITE, INC.

By:	/s/ Jeffrey J. Lasher
Name:	Jeffrey J. Lasher
Title:	Chief Financial Officer

[Signature Page to Third Amendment]

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GUARANTORS:

WESTERN BRANDS HOLDING COMPANY, LLC

By:	/s/ Jeffrey J. Lasher
Name:	Jeffrey J. Lasher
Title:	Chief Financial Officer

RA FOOTWEAR, LLC

By:	/s/ Jeffrey J. Lasher
Name:	Jeffrey J. Lasher
Title:	Authorized Representative

FURY, INC.

By:	/s/ Jeffrey J. Lasher
Name:	Jeffrey J. Lasher
Title:	Chief Financial Officer

[Signature Page to Third Amendment]

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ADMINISTRATIVE AGENT AND LENDERS:

PNC BANK, NATIONAL ASSOCIATION, As Lender and as Administrative Agent

By:	/s/ Steve C. Roberts
Name:	Steve C. Roberts
Title:	Vice President

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Monica Popowczak
Name:	Monica Popowczak
Title:	Underwriter

WELLS FARGO BANK, N.A., as Lender

By:
Name:
Title:

[Signature Page to Third Amendment]

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